Exhibit 10.1
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisk denote omissions.
Sinovel Wind Group Co., Ltd
Purchase Contract
Contract No: HCG1.5MW-10016-01
Supplier: Suzhou AMSC Superconductor Co., Ltd
Signature Date: 2010.05.10

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
Contract No: HCG1.5MW-10016-01
Place of Signature: Beijing
The Buyer: Sinovel Wind Group Co., Ltd.
The Seller: Suzhou AMSC Superconductor Co., Ltd.
The contract is entered into by and between the Seller and the Buyer for the purchase contract of the electrical control core components and software for SL1500 wind turbines.
1. Definition
In construing this contract, the following words and expressions shall have the meanings hereby assigned to them unless otherwise specified in the contract:
1.1	Contract means this contract, including Article 1 to Article 22.

1.2	Price means the price payable to the Seller under the contract for the full and proper performance of its contractual obligations.

1.3	Contract currency means the currency used in the payment under the contract, which is CNY.

1.4	Effective date of the contract means the date when the contract enters into force upon fulfillment of the conditions stated in Article 22.

1.5	Contract equipment means the core components of electrical control system and software of 1.5MW Wind Turbine.
2. Scope of Supply
The contract price is firm price.
Each set comprises:

Item No.	Name	Description	Quantity	Unit Price
1	PM3000 (Incl. Optical Fiber)	PM3000	1	[**]
2	Crowbar	WTCBA200A Crowbar	1	[**]
3	Bachmann PLC	Bachmann	1	[**]
4	Operating Panel (Incl. Data Cable)		2	[**]
5	Servo Motor [**]-combivert 90º	[**]	3	[**]
6	Frequency convertor [**] combivert -F5 Multi	[**]	3	[**]
7	DC-filter [**]-combivert		3	[**]
8	Static frequency convertor F5-Compact		1	[**]
9	Radio interference filter		1	[**]
10	CAN-operator	CAN	4	[**]
11	Motor cable [**]		3	[**]
12	Foamed rubber [**]	[**]	3	[**]
13	Resolver cable [**]	[**]	3	[**]
14	Control software		1	[**]

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
     Remarks:
1.	All the core components shall satisfy with the -45ºC low temperature requirements.

2.	Each set of software comprises SL1500 software program for pitch converter, yaw converter, PM3000 converter and PLC’s. Every batch of software shall be sent out by CD. General terms of delivery issued by the Austrian Electrical and Electronics Industry Association, Ed. Jan. 2002 will apply.

3.	Description of PM3000: the rated current value is 750A; It also has low-voltage ride-through function which can be applied to the global grid code (including the strictest grids of Europe, North America and Canada etc.) requirements.
3. Quantity

Item	Name	Type	Qty(Set)	Remark
1	Electrical control core component	PM3000	[**]	Inclusive of PM3000 converter core components and software
4. Price
•	The unit price including VAT for [**] sets of core components with PM3000 and software: CNY [**]/set;

•	The unit price excluding VAT for [**] sets of core components with PM3000 and software: CNY [**]/set;

•	Total Contract Value including VAT: CNY 3,561,249,600.00.

•	Total Contract Value without VAT: CNY 3,043,803,077.00;

•	Total 17% VAT: CNY 517,446,523.00;
The above price is based on delivery at Buyer’s factory in China including inland transportation expenses and insurance.
5. Place of Shipment
     To be delivered at Buyer’s manufacturing factory, China.

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
6. Delivery Schedule
The delivery will be made in batches as per preliminary schedule below

2011	1	2	3	4	5	6	7	8	9	10	11	12
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
PM3000 Qty (Set)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

2012	1	2	3	4	5	6	7	8	9	10	11	12
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total

PM3000 Qty (Set)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

2013	1	2	3	4	5	6	7	8	9	10	11	12
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total

PM3000 Qty (Set)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Note: The delivery period is 30 months, Buyer has right to adjust the delivery plan but the max delivery period is no more than 36 months. Buyer should notify Seller five months in advance in writing to revise the delivery plan, in case of any changed to the delivery plan.
7. Documentation
The Seller shall provide to the Buyer the certificate and test report of the converter, dispatch notice and packing list together with the equipment.
8. Payment Terms
8.1 95% by letter of credit at sight
Two (2) weeks before each shipment date, an irrevocable letter of credit in amount of 95% of each shipment value shall be issued by a first class Chinese bank. If L/C is delayed, the delivery time will be postponed accordingly.
8.2 5% Retention Bond
The Retention Bond shall be paid by the Buyer to the Seller within fourteen (14) days after the expiry of warranty period ([**] months after WT has arrived on the wind farm and finished the commissioning, or [**] months after the each batch delivery time of the Seller, for whichever is earlier, as the warranty period), under the precondition as following
(1)	Retention bond payments will be paid monthly starting immediately after the expiration of the warranty period of the first delivered batch.

(2)	In the first year after the PM3000 delivery of every batch, if the failure rate is no more than [**]%, then Sinovel will pay [**] of the total retention bond of every batch to Seller within 14 days after the warranty period of every batch.

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
(3)	In the second year after the PM3000 delivery of every batch, if the failure rate is no more than [**]%, then Sinovel will pay [**] of the total retention bond of every batch to Seller within 14 days after the warranty period of every batch.

(4)	In the third year after the PM3000 delivery of every batch, if the failure rate is no more than [**]%, then Sinovel will pay [**] of the total retention bond of every batch to Seller within 14 days after the warranty period of every batch.

(5)	Annual failure rate will be calculated and tracked for each monthly shipment (batch) of PM3000. The definition of failure rate (annual replacement rate) is: Percentage of PM3000 delivered within a given month (a “batch”), during a 12 month period under contract warranty sent back to AMSC factory where failure is detected and:
a.	Is not caused by customer misuse or mishandling

b.	Is not caused by any abnormal events such as generator shorts, faults, etc... or abnormal grid events such as voltage spikes, surge currents based on recorder of the grid.

c.	Is solely caused by a manufacturing product defect
Root cause analysis and determination must be backed up by data and facts.
In the event of successive failures at the same wind turbine, Buyer will allow Seller to inspect the site and actual wind turbine before the PM3000 is removed and/or replaced.
(6) Example
Retention bond payment for each batch will be calculated as follows:
Batch price (excluding VAT): CNY [**]/set.
Batch price (including VAT): CNY [**]/set.
Retention amount (excluding VAT): 5% x [**] = CNY [**]
Retention amount (Including VAT): 5% x [**] = CNY [**]
Specific to every batch, the Seller agrees to pay the retention bond as follows:
1)	If Seller achieves [**]% or less failure rate for a specific batch during the aggregate period consisting of months [**] immediately following delivery, then Buyer will pay to Seller an amount with VAT equal to [**] X CNY [**] = CNY [**] (it is CNY [**]excluding VAT). Payment will be made to Seller no later than in month [**] following delivery, in accordance with the expiration of the warranty period.

2)	In addition, if Seller achieves [**]% or less failure rate for a specific batch during the aggregate period consisting of months [**] immediately following delivery, then Buyer will pay to Seller an amount with VAT equal to [**] X CNY [**] = CNY [**] (it is CNY [**] excluding VAT). Payment will be made to Seller no later than in month [**] following delivery, in accordance with the expiration of the warranty period.

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
3)	In addition, if Seller achieves [**]% or less failure rate for a specific batch during the aggregate period consisting of months [**] following delivery, then Buyer will pay to Seller an amount with VAT equal to [**] X CNY [**] = CNY [**] (it is CNY [**] excluding VAT). Payment will be made to Seller no later than in month [**] following delivery, in accordance with the expiration of the warranty period.
The total potential Retention Bond payment for each batch (with VAT) is equal to CNY [**] (it is [**] excluding VAT), subject to Seller’s achievement of the defined failure rates. Retention bond payments will be made to seller no later than in month [**] following the delivery of each batch.
8.3 The Seller must provide the following performance bond to the Buyer: Within 30 days after effectiveness of the contract, Seller shall through Seller’s bank open an irrevocable performance bond in favor of Buyer, for an amount of CNY 1,000,000.00. Validity of the guarantee shall be expired by the end of March 2014.
9. Delivery notice
The Seller shall complete the delivery of Contract Equipment in batches and on time as required in article 6. Two (2) weeks before shipping, the Buyer will be informed about the exact date of delivery.
10. The seller shall supply the following documents as part of L/C paperwork:
1.	Consignment Note/Bill

2.	VAT invoice in total amount

3.	Packing List

4.	Country of Origin

5.	Quality Certificate
Details refer to the detailed definition in L/C.
11. Packing and Marking
Unless otherwise specified in the contract, the contract equipment shall be packed by the Seller in a properly manner. And necessary measures shall be taken to protect the contract equipment from moisture, rain, rust, corrosion, shock and other damages according to their different characteristics so as to withstand numerous handling, loading and unloading as well as long distance sea and inland transportation, or air transportation if required.
The following documents shall be enclosed in each package of the Contract Equipment:
(1)	Two (2) copies of detailed packing list;

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
(2)	Two (2) copies of quality certificate;

(3)	One (1) copy of technical documentation for relevant Contract Equipment (including the following documentation but not limited to; e.g. the documentation for IGBT module, PLC, control panel, module interface, pitch converter, yaw converter and the operational manual for the CAN interface).
12. Inspection
Seller shall inspect the Contract Equipment and issue the quality certificates as well as inspection records, all involved expenses shall be for Seller’s account. The quality certificates and inspection records including detail and result of inspection before delivery shall be submitted by Seller to Buyer.
13. Incidental Service
Regarding new product, during the initial stage of installation, (if necessary) the Seller shall timely provide technical support, send its personnel to the jobsite to conduct installation supervision and help resolve the equipment defect.
Seller shall be responsible for giving analysis on defect of its equipment during operation in wind farm, and for assisting in trouble shooting. The Seller shall provide the Buyer with its outcome of analysis.
The Buyer shall inform the Seller the date when the core components are to be returned are packed and ready for shipping; this day shall be counted as the starting date for following calculation, Seller agrees that the core components to be returned shall be repaired and sent back to Buyer’s factory within 2 months, otherwise from the third month after that day Buyer is entitled to deduct the corresponding amount for the non-returned core components payment from the L/C when Buyer opens the core components L/C of that month; from that time for each month Buyer shall make the payment once by T/T for the last-month-returned core components from the Seller.
14. Warranty
The Seller warrants, that the Contract Equipment shall be completely new, advanced in technology and superior in quality, free from any defect in design, material and workmanship, suitable for the use and purpose as specified and in conformity with the technical specification.
The Seller warrants that the technical documentation shall be complete, clear and correct. Warranty period is [**] months after WT has arrived on the wind farm and finished the commissioning, or [**] months after the each batch delivery time of Seller, for whichever is earlier.
Warranty means within warranty period in case of any damage or problem of any core components, that the components for replacement will be provided by the Seller free of charge, and the Seller should ensure timely supply of spare parts. The Seller shall correct any such failure either at its option,

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
(1)	by repairing any defective or damaged part or parts or the supplied products, or

(2)	by making available any necessary repaired or replacement parts.
15. Penalty for delayed delivery
In case of delayed delivery of any shipment, starting from the second week of delay, every week of delay will be charged [**]% of the price of the delayed sets as penalty, a delay for more than 4 days (including 4 days) is counted as one complete week. Sum of the above mentioned penalty shall not exceed [**]% of the total contract price. Payment of the delayed delivery penalty shall not relieve the Seller from the obligation of continuing delivery of relevant contract equipment.
16. Claims
16.1 In case the Contract Equipment supplied by the Seller does not meet the specified technical performance during the Warranty Period and the Seller doesn’t fulfill his responsibility according to Article 14, the Buyer has the right to lodge claims against the Seller, and the Seller shall settle the claims upon the agreement of the Buyer in the following way:
(1)	Repair or remove the defects and discrepancies of the equipment at the Seller’s expense. In case the Seller cannot send his personnel to the Job Site, the Buyer shall have the right to do the repairing or removal of the defects and discrepancies and all the expensed incurred should be borne by the Seller.

(2)	Replace the defective equipment or technical documents with new one at the Seller’s expenses and the Seller shall guarantee the quality of the replaced equipment for a recounted warranty period. The replaced and/or supplemented equipment shall be delivered DDP to the Job Site.
In case the Seller fails to make proposals for settling the claims according to any and/or all the ways mentioned above within 14 days after notification of the claim raised by the Buyer, the Buyer shall have the right to recover the claimed amount from Retention Bond (maximum up to 5% of the total contract price).
16.2 The notice of claim for the defective equipment shall be effective if it is issued not later than thirty (30) days after the expiration of the Warranty Period, but the claim must be detected within the warranty period (proved and reported by an independent expert).
16.3 In case Seller fails to accept the claim within thirty (30) days after receipt of Buyer’s claim, the claim shall be regarded as not acceptable by Seller.
17. Force Majeure
Neither party shall be held responsible for failure or delay to perform all or any part of this Contract due to flood, fire, earthquake, snowstorm,

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
drought, hailstorm, hurricane, or any other events that are beyond the control of the affected party and could not be reasonably expected at the time of execution of the Contract or could have been avoided or overcome by such Party. However, the party whose performance of is affected by the event of Force Majeure shall give a notice to the other party of its occurrence as soon as possible and a certificate or a document of the occurrence of the Force Majeure issued by the competent authority or a neutral and independent third party shall be sent to the other party no later than fourteen (14) days after its occurrence. If the Force Majeure event lasts more than one hundred eighty (180) days, both parties shall negotiate the performance or termination of this Contract. In case of such a termination, either party shall bear its own costs, further claims for compensation in connection with the termination shall be excluded.
18. Taxes and Duties
18.1 All taxes in connection with and in the execution of the Contract levied by the Chinese government on the Buyer in accordance with the tax laws of P.R. China shall be borne by the Buyer.
18.2 All taxes in connection with and in the execution of the Contract levied by the Chinese government on the Seller in accordance with the tax laws of P.R. China shall be borne by the Seller.
18.3 The total Contract Value including VAT is inclusive of 17% VAT.
19. Arbitration
All disputes arising from, or in connection with the execution of the contract, shall be settled through friendly discussion between the two parties. In case no agreement can be reached throughout, the disputes shall be referred to formal arbitration and shall be settled by arbitration in Beijing under Beijing Arbitration Commission in accordance with its arbitration rules/procedures.
Notwithstanding any submission to arbitration, the Parties shall continue to perform their respective obligations under the Contract unless otherwise agreed between the Parties.
20. Termination
20.1 Buyer may, without prejudice to any remedy by Seller for Seller’s following breach of Contract, by written notice of default sent to Seller, terminate any remaining deliveries called for in the Contract, if Seller fails to deliver any or all of the Contract Equipment within 120 days after delivery time specified in Article 6.
20.2 Buyer may at any time terminate the Contract, by giving written notice to Seller in case Seller becomes bankrupt or otherwise insolvent and such termination does not prejudice or affect any right of action or remedy available to Buyer. The same applies to the Seller vice versa.

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
21. Applicable Law
The Contract shall be governed and construed by the laws of the P. R. China in force on the Date of Contract Effectiveness.
22. Effectiveness of the Contract and Miscellaneous
22.1 The contract becomes effective on signing by the authorized representatives of the two parties of the Contract and stamping the company chops of the two parties.
22.2 The present Contract shall be valid for 5 years from the effective date of the Contract, however the Contract shall become null and void automatically when each party of the Contract has fulfilled its rights and obligations under the Contract.
22.3 At the expiration of the Contract, any unsettled credit and debt under the Contract shall not be affected by the expiration of the Contract. The debtor shall still effect his obligation of reimbursement to the creditor.
22.4 The Contract shall be written in both Chinese and English as one complete set. The Contract shall be made in four original sets, two sets for each Party. In the event of any discrepancy in construing Chinese version with English version, the former shall prevail.
22.5 All amendments, supplements and alternations to the terms and conditions of the Contract shall be made in written form and signed by the authorized representatives of the two Parties.
22.6 No assignment of any right or obligation under the Contract shall be made by either party to a third party without the previous consent of the other party.
22.7 The communication between the two parties shall be conducted in written form. The fax concerning the important matter shall be confirmed timely by the registered or express mail.

Sinovel Wind Group Co., Ltd
Exterior Purchase Contract of Electromechanical Product
This page is a signature one without any contract text.

Buyer	Seller

/s/ illegible	DANIEL PATRICK MCGAHN

010-62515566	/s/ illegible
010-82500072
0512-66906500
[**]	0512-66909500
110108784800267
100872	[**]
32050866578679X
215129